UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
110 Turnpike Road, Suite 203 Westborough, Massachusetts	01581
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 871-7046

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    Other Events.

        TC PipeLines, LP owns a 30% general partner interest in Northern Border Pipeline Company ("Northern Border Pipeline"). The remaining 70% is owned by Northern Border Partners, L.P., a publicly traded limited partnership controlled by ONEOK, Inc.

        Northern Border Pipeline has advised us that it is re-evaluating its previous forecast that a possible reduction of $7 million to $14 million to 2005 net income and cash flows could result as a consequence of the expiry of contracts on or before May 31, 2005 for 800 million cubic feet per day (MMcfd) of firm capacity. Northern Border Pipeline advised that it now believes a greater reduction is likely.

        Approximately 600 MMcfd of firm capacity was not contracted for the month of April due to what they believe is unusually high summer to winter price differentials causing greater than average natural gas storage injections from Western Canadian supply sources. Northern Border Pipeline estimates that the impact on their revenues for the month of April is a reduction of approximately $6 million (TC PipeLines, LP's share of the revenue reduction is approximately 30%, or $1.8 million) and that, as a result of contracting to date, 650 MMcfd of capacity remains available beginning in May 2005.

        Northern Border Pipeline has further stated that while transportation values fluctuate daily, the value to potential shippers of their transportation between Port of Morgan, Montana and Ventura, Iowa is currently less than their maximum transportation rate. It is their belief that as storage areas continue to fill opportunities for contracting firm capacity on their pipeline should improve. Consequently, they have advised that they believe the greatest potential for continued revenue shortfall will be in the second quarter 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PIPELINES, LP
	By:	TC PipeLines GP, Inc., its general partner
Date: April 26, 2005	By:	/s/ RONALD J. TURNER Ronald J. Turner President and Chief Executive Officer